PROSPECTUS SUPPLEMENT
To Prospectus dated July 23, 1997
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[GRAPHIC OMITTED]

ANHEUSER-BUSCH COMPANIES
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                                  $100,000,000

                      6 1/2% Debentures Due January 1, 2028

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Interest on the Debentures is payable  semi-annually  on January 1 and July 1 in each year, commencing July 1, 1998.

The Debentures will mature on January 1, 2028. The Debentures are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or
(ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 25 basis points plus, in each case, accrued interest thereon to the date of redemption. The Debentures will not be subject to any sinking fund. See "Description of Debentures."

The Debentures will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of the Company.

The Debentures will be represented by one or more Global Debentures registered in the name of DTC's nominee. Beneficial interests in the Global Debenture will be shown on, and transfers thereof will be effected only through, records maintained by DTC (in respect of its participants) and its participants. Except as described in the accompanying Prospectus, Debentures in definitive form will not be issued. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "BOOK-ENTRY SECURITIES" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    Price to           Underwriting              Proceeds to
                   Public(1)           Discount (2)            Company(1)(3)
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
Per Debenture        99.761%                  .875%                  98.886%
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Total            $99,761,000               $875,000              $98,886,000
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

(1) Plus accrued interest, if any, from January 12, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3)  Before deducting expenses payable by the Company estimated at $100,000.

The Debentures are offered by the Underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about January 12, 1998.

SBC Warburg Dillon Read Inc.
                              Goldman, Sachs & Co.
                                                               J.P. Morgan & Co.

           The date of this Prospectus Supplement is January 7, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                          ---------------------------

                            DESCRIPTION OF DEBENTURES

General

       The Debentures offered hereby by Anheuser-Busch Companies, Inc. (the "Company") are to be issued under an Indenture dated as of August 1, 1995 (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee, which is more fully described in the accompanying Prospectus under "DESCRIPTION OF DEBT SECURITIES".

       The Debentures will bear interest at the rate of 6 1/2% per annum from January 12, 1998, payable semi-annually on each January 1 and July 1. Interest will be paid to the persons in whose names the Debentures are registered at the close of business on the December 15 or June 15 preceding the payment date.

       The Debentures will be issued in book-entry form, as a single Debenture registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus under "BOOK-ENTRY SECURITIES", owners of beneficial interests in a global Debenture will not be considered the Holders thereof and will not be entitled to receive physical delivery of Debentures in definitive form.

Optional Redemption

       The Debentures will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued interest thereon to the date of redemption.

       "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

       "Comparable  Treasury Price" means,  with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

       "Reference Treasury Dealer" means (i) SBC Warburg Dillon Read Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

       "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

       The Debentures will not be subject to any sinking fund.


                                  UNDERWRITING

The names of the Underwriters of the Debentures, and the principal amount thereof which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement dated January 7, 1998 and the related Terms Agreement dated January 7, 1998, are as follows:


    Principal Amount                                  Underwriter
    of Debentures

    SBC Warburg Dillon Read Inc................    $  34,000,000

    Goldman, Sachs & Co........................       33,000,000

    J.P. Morgan Securities Inc.................       33,000,000
                                                   -------------

                                          Total    $ 100,000,000

     SBC Warburg Dillon Read Inc. is the lead manager. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are co-managers.

       If any Debentures are purchased by the Underwriters, all Debentures will be so purchased. The Underwriting Agreement contains provisions whereby, if any Underwriter defaults in an obligation to purchase Debentures and if the aggregate obligations of all Underwriters so defaulting do not exceed $10,000,000 principal amount of Debentures, the remaining Underwriters, or some of them, must assume such obligations.

       The Debentures are being initially offered severally by the Underwriters for sale directly to the public at the price set forth on the cover hereof under "PRICE TO PUBLIC" and to certain dealers at such price less a concession not in excess of .50% of the principal amount. The respective Underwriters may allow, and such dealers may reallow, a concession not exceeding .25% of the principal amount on sales to certain other dealers. The offering of Debentures is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of Debentures. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

       The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Mr. Peter M. Flanigan, a director of the Cmpany, is a Director of SBC Warburg Dillon Read Inc. SBC Warburg Dillon Read Inc. has provided from time to time, and expects in the future to provide, investment banking services to the Company, for which it has received and will receive customary fees and commissions.

     Mr. Douglas A. Warner III, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of Directors of J.P. Morgan & Co. Incorporated, the parent corporation of J.P. Morgan Securities Inc. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and certain of its affiliates have engaged, and expect in the future to engage, in investment banking or commercial banking transactions with the Company.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Debentures described in this Prospectus Supplement. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy such Debentures in any circumstances in which such offer or solicitation is unlawful. Neither the deliver of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since their respective dates or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to their respective dates.




                   TABLE OF CONTENTS
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                 Prospectus Supplement



Description of Debentures.....................    S-2

Underwriting..................................    S-3



                      Prospectus

Available Information.........................      2

Incorporation of Documents by Reference.......      2

The Company...................................      3

Use of Proceeds...............................      3

Description of Debt Securities................      3

Book-Entry Securities.........................      9

Plan of Distribution..........................     10

Legal Opinion.................................     11

Experts.......................................     11

PROSPECTUS SUPPLEMENT                                           January 7, 1998


                                  $100,000,000



[GRAPHIC OMITTED]

                            ANHEUSER-BUSCH COMPANIES


                               6 1/2% Debentures
                              Due January 1, 2028




                          SBC Warburg Dillon Read Inc.
                              Goldman, Sachs & Co.
                                J.P. Morgan & Co.